EXHIBIT 99.3
                                                                    ------------

                                   Bridgeline
                                    Software
                                     [LOGO]



              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER


I. STATEMENT OF PURPOSE

         The Nominating and Corporate Governance Committee (the "Committee") is a standing committee of the Board of Directors. The purpose of the Committee is to identify individuals qualified to become members of the Board, to recommend nominees for election as directors at each annual meeting of stockholders and nominees for election by the Board of Directors to fill any vacancies on the Board of Directors and to address related matters. The Committee shall also develop and recommend to the Board of Directors corporate governance principles and be responsible for an annual review of the performance of the Board of Directors.

II. ORGANIZATION

         A. CHARTER. The Committee shall review this charter at least annually, and any changes shall be submitted to the Board of Directors for approval.

         B. MEMBERS. The members of the Committee shall be appointed by the Board of
Directors and shall consist of at least two members, each of whom shall meet the independence requirements of Nasdaq Marketplace Rule 4200(a)(15).

         C. MEETINGS. The Committee shall meet at least once a year and at such other times as the Committee may determine.

         D. QUORUM; ACTION BY COMMITTEE. A quorum of any Committee meeting shall be at least a majority of its members. All determinations of the Committee shall be made by a majority of those members present at a meeting duly called and held. The Committee may also act by unanimous consent, given in writing or by electronic transmission.

         E. REPORTS. The Committee shall report to the Board of Directors upon request.

III. PRINCIPAL RESPONSIBILITIES

         A. DIRECTOR RECRUITMENT. The Committee shall recruit, evaluate and recommend (in consultation with the Chairman of the Board and the Chief Executive Officer) candidates to fill positions on the Board of Directors, including as a result of the removal, resignation or retirement of any director, an increase in the size of the Board of Directors or otherwise. The Committee shall also review any candidate recommended by stockholders of the Company in light of the Committee's criteria for selection of new directors. In recommending new Directors, the Committee shall consider any requirements of applicable law or listing standards, a candidate's strength of character, judgment, business experience and specific areas of expertise, factors relating to the compensation of the Board (including its size and structure), principles of diversity, and such other factors as the Committee shall deem appropriate.

         B. SELECTION OF DIRECTOR NOMINEES. The Committee shall identify and review candidates for the Board of Directors and recommend to the full Board candidates for election to the Board.

         C. GOVERNANCE GUIDELINES. The Committee shall recommend to the Board of Directors corporate governance guidelines addressing, among other matters, (i) the size, composition and responsibilities of the Board of Directors and its committees, (ii) the tenure and retirement of Directors, and (iii) changes in the organization and procedures of the Board. The corporate governance guidelines shall be reviewed not less frequently than annually by the Committee, and the Committee shall make recommendations to the Board of Directors with respect to changes to the guidelines.

         D. ADVICE AS TO COMMITTEE MEMBERSHIP AND OPERATIONS. The Committee shall advise the Board of Directors with respect to (i) the charters, structure and operations of the various committees of the Board of Directors, and (ii) its recommendations for appointments of members to the committees, qualifications for membership thereon, rotation of members among other committees of the Board of Directors and selection of committee chairs.

         E. EVALUATION OF THE BOARD AND THE COMMITTEE. The Committee shall oversee an annual evaluation of the Board of Directors. The Committee shall report annually to the Board on the results of the evaluation. The Committee shall evaluate its own performance on an annual basis.

         F. DIRECTOR EDUCATION. The Committee shall consider on an annual basis the nature of any continuing education that may be desirable for the Board and, if appropriate, recommend to the Board of Directors that resources be made available in this regard.

         G. OTHER DELEGATED RESPONSIBILITIES. The Committee shall carry out such other duties as may be delegated to it by the Board of Directors from time to time.

IV. OTHER

         A. ACCESS TO RECORDS, PERSONNEL AND OTHERS. The Committee shall have full access to any relevant records and personnel of the Company. The Committee shall have the authority to retain, at Company expense, independent advisers (including legal counsel, accountants, search firms and consultants) as it determines necessary to carry out its duties.

         B. DELEGATION. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.